Exhibit 10.1

LIMITED WAIVER

THIS LIMITED WAIVER (this “Waiver”) is entered into this 30th day of September, 2025, by and between FIFTH THIRD BANK, NATIONAL ASSOCIATION (“Bank”), on the one hand, and AMERICAN SHARED HOSPITAL SERVICES, a California corporation (“ASHS”), PBRT ORLANDO, LLC, a Delaware limited liability company (“PBRT Orlando”), GK FINANCING, LLC, a California limited liability company (“GKF” and, together with ASHS and PBRT, collectively, the “Borrowers”), and AMERICAN SHARED RADIOSURGERY SERVICES, a California corporation (“ASRS” and, together with the Borrowers, the “Loan Parties”), on the other hand.

RECITALS

A.    Bank and the Borrowers have entered into that certain Credit Agreement, dated as of April 9, 2021 (as amended by that certain First Amendment to Credit Agreement, dated as of January 25, 2024, as further amended by that certain Second Amendment to Credit Agreement, dated as of December 18, 2024, as further amended by that certain letter agreement dated March 12, 2025, as further amended by that certain letter agreement dated June 13, 2025, as further amended by that certain letter agreement dated July 23, 2025, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Bank and the Loan Parties, pursuant to which Bank has extended credit to the Borrowers for the purposes permitted in the Credit Agreement.

B.    The Borrowers have failed to comply with Section 4.14(c) and Section 4.14(d) of the Credit Agreement with respect to the delivery by September 12, 2024 of the items described therein with respect to Southern New England Regional Cancer Center, LLC and Roger Williams Radiation Therapy, LLC (together, the “Specified Entities”), and the Borrowers have informed Bank that they would not be able to provide such deliverables (the “Post-Close Deliverables”) in the near future, and such failure gives rise to an Event of Default under Section 9.1(d) of the Credit Agreement (the “Post-Closing Covenant Default”). The Borrowers have requested that Bank waive the Post-Closing Covenant Default and the requirement of Sections 4.14(c) and 4.14(d) of the Credit Agreement with respect to the Specified Entities.

C.    Additionally, an Event of Default has occurred as a result of the Borrowers failure to comply with the Financial Covenant of maintaining the required Total Funded Debt Ratio in Annex III required pursuant to Section 6.1 of the Credit Agreement for the Fiscal Quarter ending June 30, 2025 as demonstrated by the Compliance Certificate dated August 14, 2025 that the Borrowers delivered to Bank, which failure gives rise to an Event of Default under Section 9.1(b) of the Credit Agreement (the “Financial Covenant Default” and, together with the Post-Closing Covenant Default, the “Specified Default”). The Borrowers have paid down the Obligations to bring the Total Funded Debt Ratio into compliance with the requirement of the Credit Agreement and have requested that Bank waive effect of the occurrence of the Financial Covenant Default.

D.    Bank is willing to accommodate the Borrowers’ requests described above, but only on the terms and conditions specified in this Waiver.

Limited Waiver

AGREEMENT

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.    Definitions. Capitalized terms used but not defined in this Waiver shall have the meanings given to them in the Credit Agreement.

2.    Incorporation of Recitals. Each of the above Recitals is incorporated herein as true and correct in all material respects.

3.    Limited Waiver. Bank hereby (i) waives the Specified Default and any consequences related thereto and (ii) agrees to waive compliance with Sections 4.14(c) and 4.14(d) of the Credit Agreement solely with respect to the Specified Entities until such time as Bank may determine in its sole discretion to require the Post-Close Deliverables with respect to the Specified Entities, at which time the Borrowers shall comply with the requirement of Sections 4.14(c) and 4.14(d) of the Credit Agreement for the Specified entities. This waiver shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, or to constitute a waiver or release by Bank of any right, remedy or Event of Default under the Credit Agreement, except as expressly set forth herein. The waiver set forth herein is a one-time waiver only and shall apply solely to the Specified Default and not to any other Default or Event of Default that may exist or hereinafter occur.

4.    Effect of this Waiver; Reaffirmation. The terms and conditions of this Waiver shall not prejudice any other existing or future rights, remedies, benefits or powers belonging or accruing to Bank under the terms of the Credit Agreement, as hereby modified. This Waiver shall not constitute a course of dealing with Bank at variance with the Credit Agreement such as to require further notice by Bank to require strict compliance with the terms of the Credit Agreement. Except as set forth herein, the Credit Agreement shall remain in full force and effect, and the Credit Agreement is ratified and affirmed by the parties hereto.

5.    General Release.

5.1    The Loan Parties and each of their respect successors and assigns (collectively, the “Releasing Parties”) do hereby release, acquit and forever discharge Bank, and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses of every type, kind, nature, description, or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length, which in any way arise out of, are connected with or related to the Loan Documents, this Waiver or any earlier and/or other agreement or document referred to therein or any other action, claim, cause of action, demand, damage or cost of whatever nature as of the date of this Waiver (collectively, the “Released Claims”).

Limited Waiver

5.2    The agreement of the Releasing Parties, as set forth in the preceding paragraph, shall inure to the benefit of the successors, assigns, insurers, administrators, agents, employees, and representatives of Bank.

5.3    The Releasing Parties have read the foregoing release, fully understand the legal consequences thereof and have obtained the advice of counsel with respect thereto. The Releasing Parties further warrant and represent that they are authorized to make the foregoing release.

5.4    This release is not to be construed and does not constitute an admission of liability on the part of Bank. This release shall constitute an absolute bar to any Released Claim of any kind, whether such claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable. The Releasing Parties specifically agree that any attempt to assert a claim barred hereby shall subject each of them to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

5.5    To the extent the law of the State of California were to apply notwithstanding the choice of law provision of Section 11.11 of the Credit Agreement, the Releasing Parties acknowledge and agree that they understand the meaning and effect of Section 1542 of the California Civil Code which provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

5.6    The Releasing Parties each agree that this waiver and release is an essential and material condition of this Waiver, and that the agreements in this paragraph are intended to be in full satisfaction of any alleged injuries or damages to or of any Releasing Parties in connection with the Released Claims. Each Releasing Party represents and warrants that it has not purported to convey, transfer or assign any right, title or interest in any of the Released Claims to any other person or entity and that the foregoing constitutes a full and complete release of the Released Claims. The Releasing Parties each also understand that this release shall apply to all unknown or unanticipated results of the transactions and occurrences described above, as well as those known and anticipated. The Releasing Parties each have consulted with legal counsel prior to signing this release, or had an opportunity to obtain such counsel and knowingly chose not to do so, and each Releasing Party executes such release voluntarily, with the intention of fully and finally extinguishing all Released Claims.

6.    Representations and Warranties. To induce Bank to enter into this Waiver, each of Loan Party hereby represents and warrants to Bank as follows:

6.1    Immediately after giving effect to this Waiver (a) the representations and warranties contained in the Credit Agreement are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

Limited Waiver

6.2    The organizational documents of such Loan Party previously delivered to Bank in connection with the Credit Agreement remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

6.3    The execution and delivery by Loan Party of this Waiver and the performance by Loan Party of its obligations under the Credit Agreement and this Waiver have been duly authorized; and

6.4    This Waiver has been duly executed and delivered by Loan Party and is the binding obligation of Loan Party, enforceable against Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

7.    Expenses. The Borrowers shall reimburse Bank for all legal fees and other expenses incurred by Bank in connection with the Credit Agreement and the other Loan Documents, including, but not limited to, this Waiver.

8.    Severability. In case any provision of this Waiver shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Waiver and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.    Caption Headings. Caption headings in this Waiver are for convenience purposes only and are not to be used to interpret or define the provisions of this Waiver.

10.  Further Assurances. Each Loan Party shall execute such additional documents and take such additional actions as Bank may reasonably request to carry out the purpose and intent of this Waiver and the other documents to be executed as provided herein.

11.  Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 11.11 and 11.12 of the Credit Agreement are hereby incorporated by reference mutatis mutandis.

12.  Integration. This Waiver, together with the Credit Agreement and the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto about the subject matter hereof. There are no oral agreements among the parties hereto.

13.  Counterparts. This Waiver may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. This Waiver may be transmitted by facsimile machine or by electronic mail in portable document format (“pdf”) and signatures appearing on faxed instruments and/or electronic mail instruments shall be treated as original signatures. The words “execution,” “signed,” “signature” and words of like import in this Waiver shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

Limited Waiver

[Signature page follows]

Limited Waiver

In Witness Whereof, the parties hereto have caused this Waiver to be duly executed and delivered as of the date first written above.

BANK:	LOAN PARTIES:

FIFTH THIRD BANK, NATIONAL ASSOCIATION By: /s/ James Higgins Name: James Higgins Title: Senior Vice President	AMERICAN SHARED HOSPITAL SERVICES, a California corporation By: /s/ Craig K. Tagawa Name: Craig K. Tagawa Title: President

PBRT ORLANDO, LLC, a Delaware limited liability company By /s/ Craig K. Tagawa Name: Craig K. Tagawa Title: President

GK FINANCING, LLC, a California limited liability company By /s/ Craig K. Tagawa Name: Craig K. Tagawa Title: President

AMERICAN SHARED RADIOSURGERY SERVICES, a California corporation By /s/ Craig K. Tagawa Name: Craig K. Tagawa Title: President

[Signature Page]

Limited Waiver